Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

KEYCORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	3.878% Fixed-to-Floating Rate Senior Notes Due 2025	457(r)	$600,000,000	100.000%	$600,000,000	.0000927	$55,620.00
	Total Offering Amounts							$600,000,000
	Net Fee Due							$55,620.00